Exhibit 99.1

Contact: Brad Cohen Public Relations Quantum Corp. (408) 944-4044 brad.cohen@quantum.com Christi Lee Investor Relations Quantum Corp. (408) 944-4450 ir@quantum.com	For Immediate Release

QUANTUM ANNOUNCES PRICING OF PRIVATE PLACEMENT OF

4.50% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2017

SAN JOSE, Calif., Oct. 26, 2012 – Quantum Corp. (NYSE:QTM) announced today that it priced a private placement of $60 million aggregate principal amount of 4.50% Convertible Senior Subordinated Notes due 2017 to be issued to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended. The company has granted the initial purchaser of the notes an over-allotment option to purchase up to an additional $10 million aggregate principal amount of notes for a period of 30 days from October 26, 2012.

The notes will be Quantum’s unsecured senior subordinated obligations and will bear interest semiannually at a rate of 4.50% per annum. The notes will be convertible, at the option of the holders, into shares of the company’s common stock at an initial conversion rate of 607.1645 shares per $1,000 principal amount of notes. At the initial conversion rate, the notes will be convertible into shares of common stock at a conversion price of approximately $1.65 per share, representing a conversion premium of approximately 35 percent over the last reported sale price of the company’s common stock on October 25, 2012, which was $1.22 per share. The conversion rate will be adjusted for certain dilutive and concentrative events and will be increased upon conversion in connection with certain corporate transactions. The notes are convertible at any time prior to the close of business on the business day immediately preceding

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Quantum Announces Pricing of Private Placement of 4.50% Convertible Senior Subordinated Notes due 2017

Oct. 26, 2012 – Page 2

the maturity date of the notes. The holders of the notes will have the ability to require Quantum to repurchase the notes in whole or in part for cash in the event of a fundamental change. In such case, the repurchase price would generally be 100 percent of the principal amount of the notes plus any accrued and unpaid interest.

Quantum intends to use the net proceeds from the private placement primarily to repay in full all amounts outstanding under its senior secured credit agreement with Wells Fargo and to use any remaining net proceeds for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes and any common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or under any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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Quantum and the Quantum logo are either registered trademarks or trademarks of Quantum Corporation and its affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

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